Hanger Reports Third Quarter 2021 Financial Results

AUSTIN, Texas, November 8, 2021 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the third quarter and nine months ended September 30, 2021.
Financial Highlights

•Net revenue was $289.8 million for the three months ended September 30, 2021, compared to $256.6 million for the same period in 2020, reflecting growth of 12.9 percent.

•Net income was $21.1 million for the three months ended September 30, 2021, compared to $6.8 million for the same period in 2020. Income from operations was $25.7 million for the quarter compared to $13.1 million for the same period in 2020. Third quarter 2020 GAAP income from operations and net income benefited from approximately $16 million related to temporary labor and operating cost reductions taken during that period in response to the COVID-19 pandemic.

•Adjusted EBITDA was $37.2 million in the third quarter of 2021, compared to $27.9 million for the same period in 2020, reflecting growth of $9.3 million or 33.5 percent. Adjusted EBITDA results for the third quarter of 2020 benefited in part, from the temporary cost reductions discussed above.
•GAAP diluted earnings per share was $0.54 per share for the third quarter of 2021, compared to $0.18 per share for the same period in 2020. Adjusted diluted earnings per share was $0.39 for the three months ended September 30, 2021, compared to $0.20 for the same period in 2020.

•Hanger revised its annual financial outlook for net revenue and Adjusted EBITDA primarily due to the continuing impact of the COVID pandemic on patient volumes. The Company anticipates net revenue in the range of $1.115 billion to $1.140 billion and Adjusted EBITDA in a range between $124 million and $128 million.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "Hanger's third quarter net revenue grew 12.9 percent, reflecting a continued recovery in our Patient Care business complemented by acquisitions of independent O&P clinics across the United States."

Mr. Asar added, "While we continue to demonstrate favorable recovery from the peak COVID periods of 2020, and were operating at 99 percent of 2019 levels in the quarter, our third quarter revenue levels were affected by the Delta variant and fell short of our original expectations. Although we believe that market conditions and Hanger's performance will continue to strengthen as COVID subsides in 2022, we are adjusting our outlook for the remainder of the current year to reflect the lingering impact of the pandemic on our business."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this earnings release.

Segment Results for Three Months Ended September 30, 2021
Patient Care Segment

For the three months ended September 30, 2021, Patient Care net revenue was $244.4 million, an increase of $31.7 million, or 14.9 percent, compared to the same period in 2020. For the three month period, acquisitions of O&P clinics that were consummated in 2020 and 2021 contributed $9.7 million of incremental revenue.

Net same clinic revenue on a day-adjusted basis grew 10.7 percent during the third quarter of 2021 compared to the same quarter in the prior year period. Patient Care results benefited from the continued improvement in patient volumes from the decreased levels of demand experienced due to the COVID pandemic during 2020. In the third quarter of 2021, Hanger's Patient Care net revenue on a same-clinic basis totaled approximately 99 percent of the level experienced in the third quarter of 2019, which reflected an improvement from the 96 percent level reported in the second quarter of 2021.
Excluding the effect of acquisitions, net revenue from prosthetics grew 10.5 percent and net revenue from orthotics grew 11.0 percent, each compared to the third quarter of 2020. Prosthetics comprised 55 percent of Patient Care segment net revenue for the quarter compared to 56 percent in the same period of 2020.

Income from operations in the Patient Care segment was $41.3 million during the third quarter of 2021, an increase of $9.1 million compared to the $32.2 million reported in the prior year.

Adjusted EBITDA for the segment was $47.2 million, which reflected an $8.0 million increase compared to the third quarter of 2020. Adjusted EBITDA margin in the segment totaled 19.3 percent compared to 18.4 percent during the third quarter of 2020. Segment income from operations and Adjusted EBITDA in the prior year period benefited from temporary labor and other cost reductions.

Products & Services Segment

For the three months ended September 30, 2021, Products & Services net revenue totaled $45.5 million, reflecting growth of 3.4 percent compared with the same period in 2020. Revenue from the distribution of O&P componentry totaled $34.7 million, reflecting growth of $1.9 million, or 5.9 percent. Therapeutic solutions revenue in the third quarter totaled $10.8 million, a decline of $0.4 million, or 4.0 percent.
Income from operations for the Products & Services segment was $4.6 million in the third quarter of 2021 compared to $5.1 million in the same period of 2020. Adjusted EBITDA for the segment totaled $6.8 million for the third quarter of 2021, a $1.3 million decline compared with the same period of 2020. Adjusted EBITDA margin in the segment totaled 15.0 percent compared to 18.6 percent during the third quarter of 2020. Products & Services segment income from operations, Adjusted EBITDA and margin were impacted by the restoration of temporary labor and other cost reductions that benefited results for the third quarter of 2020.

Corporate & Other
Expenses associated with corporate and other activities decreased by $4.0 million to $20.2 million for the quarter ended September 30, 2021 compared to the same period in 2020. Excluding the effect of depreciation and amortization, and acquisition-related expense, the net cost of corporate and other activities decreased by $2.7 million to $16.8 million in the third quarter of 2021.

Net Income; Interest Expense

Interest expense totaled $7.3 million for the three month period ended September 30, 2021, a decrease of $0.7 million from the prior year period.

For the three month period ended September 30, 2021, net income was $21.1 million compared with $6.8 million for the same period in 2020. GAAP diluted income per share was $0.54 compared to $0.18 per share in 2020. Adjusted diluted income per share was $0.39 for the three months ended September 30, 2021, compared to $0.20 per share for the same period in 2020.

Financial Highlights for the Nine Months Ended September 30, 2021

•For the period, net revenue was $808.1 million, compared to $723.8 million in 2020, reflecting a net revenue increase of 11.6 percent. Acquisitions of O&P clinics consummated in 2020 and 2021 contributed $24.7 million of incremental revenue for the nine month period.

•Patient Care net revenue totaled $676.8 million, reflecting growth of $78.1 million, or 13.0 percent. Year-to-date same clinic day-adjusted net revenue per day grew 10.2 percent. For the period, Hanger's Patient Care segment net revenue on a day-adjusted same-clinic basis totaled approximately 98 percent of the level reported for the equivalent period in 2019.

•Net revenue from prosthetics, excluding acquisitions, grew 5.5 percent on a day-adjusted basis, while orthotics revenue grew by 16.3 percent, also on a net day-adjusted basis and excluding acquisitions. For the year-to date, prosthetics constituted 54 percent of Patient Care segment net revenue.

•Products & Services segment net revenue totaled $131.3 million, an increase of $6.2 million, or 4.9 percent growth, driven by an increase of $7.7 million in revenue from distribution services and a $1.5 million decline in revenue from therapeutic solutions.

•GAAP net income was $27.9 million compared to $22.1 million in 2020. Hanger's GAAP results for the first nine months of 2020 included a benefit of $20.6 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants as compared to $0.7 million in the 2021 period. These grants were received under the Public Health and Social Services Emergency Fund, also referred to as The Provider Relief Fund, established by the CARES Act and are excluded from Adjusted EBITDA.

•Adjusted EBITDA totaled $81.7 million, an increase of $12.1 million as compared to the $69.7 million reported in 2020. The increase in Adjusted EBITDA for the nine month period resulted from improvement in net revenue partially offset by the restoration of temporary cost reductions taken during the second and third quarters of 2020.
•GAAP diluted earnings per share was $0.71, compared to $0.57 per share in 2020. Adjusted diluted earnings per share was $0.58 for the first nine months of 2021, compared to $0.27 for the same period in 2020.

Net Cash Provided by Operating Activities; Liquidity

Cash flows provided by operating activities for the three months ending September 30, 2021 were $12.5 million compared to cash flows provided by operating activities of $13.9 million for the same period in 2020. The Company's days sales outstanding were 42 days as of September 30, 2021, which reflected a one day improvement as compared to the same period in 2020.

On September 30, 2021, the Company had liquidity of $170.5 million, comprised of $75.6 million in cash and cash equivalents, and $94.9 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $171.1 million on June 30, 2021.

Outlook for the Remainder of 2021
The Company's outlook for 2021, originally provided on March 1, 2021, assumed a continued sequential improvement in the third and fourth quarters of the orthotics and prosthetics business environment related to the continued cessation of the effects of COVID-19 on patient volumes. While Hanger's financial results for the third quarter and the first nine-months of 2021 reflect continued progress with regard to a return to more normal patient volumes, results through the current period remain below pre-pandemic levels.

As a result, the Company is adjusting its 2021 financial outlook as originally provided on March 1, 2021. Hanger now anticipates net revenue for the year in a range between $1.115 billion and $1.140 billion, and Adjusted EBITDA in a range between $124 million and $128 million. This outlook compares with prior ranges of $1.145 billion and $1.175 billion for net revenue and $130 million and $135 million for Adjusted EBITDA. The Company's revised outlook for 2021 includes approximately $42 million in revenue relating to the full year contribution of acquisitions consummated in 2020 and through September 30, 2021. The Company anticipates a return to normalized growth in 2022, as the COVID-19 pandemic subsides and market conditions improve.

Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details
The Company’s management team will host a conference call tomorrow, Tuesday, November 9, at 8:30 a.m. Eastern time to discuss the Company’s third quarter 2021 financial results and business outlook.
To participate, dial 844-200-6205 or 929-526-1599 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting/quarterly-results/default.aspx.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.
Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.
About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with more than 800 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2021, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021, June 30, 2021 and September 30, 2021, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contact:
Kevin Ellich
(443) 450-4186
HangerIR@westwicke.com

###

Table 1
Hanger, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues	$289,827	$256,637	$808,116	$723,810
Material costs	92,561	81,462	257,002	228,675
Personnel costs	98,948	89,727	286,377	252,734
Other operating costs (a)	34,871	29,979	99,157	74,207
General and administrative expenses	29,620	33,591	93,633	98,918
Depreciation and amortization	8,159	8,803	24,164	26,513
Income from operations	25,668	13,075	47,783	42,763
Interest expense, net	7,313	8,013	21,805	24,918
Non-service defined benefit plan expense	167	158	501	474
Income before income taxes	18,188	4,904	25,477	17,371
Benefit for income taxes	(2,929)	(1,911)	(2,469)	(4,750)
Net income	$21,117	$6,815	$27,946	$22,121

Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.55	$0.18	$0.72	$0.58
Weighted average shares used to compute basic earnings per common share	38,730,468	38,133,598	38,550,307	37,878,753
Diluted income per share	$0.54	$0.18	$0.71	$0.57
Weighted average shares used to compute diluted earnings per common share	39,240,974	38,637,536	39,238,370	38,491,965

(a) For the nine months ended September 30, 2020, Hanger recognized approximately $20.6 million of income within other operating costs related to grant proceeds received under the CARES Act.

Table 2
Hanger, Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	As of September 30,	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$75,587	$144,602
Accounts receivable, net	136,112	128,596
Inventories	84,747	76,429
Income taxes receivable	8,135	12,888
Other current assets	16,896	12,357
Total current assets	321,477	374,872
Non-current assets:
Property, plant, and equipment, net	83,821	84,873
Goodwill	322,699	277,223
Other intangible assets, net	20,600	18,431
Deferred income taxes	51,445	54,877
Operating lease right-of-use assets	124,502	124,741
Other assets	18,184	15,734
Total assets	$942,728	$950,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,700	$10,085
Accounts payable	61,721	65,091
Accrued expenses and other current liabilities	59,172	62,861
Accrued compensation related costs	41,793	72,541
Current portion of operating lease liabilities	36,421	35,002
Total current liabilities	210,807	245,580

Long-term liabilities:
Long-term debt, less current portion	495,279	493,012
Operating lease liabilities	101,759	104,589
Other liabilities	45,361	56,593
Total liabilities	853,206	899,774

Shareholders’ equity:
Common stock	389	383
Additional paid-in capital	370,858	365,503
Accumulated other comprehensive loss	(14,977)	(20,215)
Accumulated deficit	(266,052)	(293,998)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	89,522	50,977
Total liabilities and shareholders’ equity	$942,728	$950,751

Table 3
Hanger, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited - in thousands)

	For the Nine Months Ended September 30,
	2021	2020
Cash flows provided by operating activities:
Net income	$27,946	$22,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,164	26,513
(Benefit) provision for doubtful accounts	(194)	629
Share-based compensation expense	9,407	15,565
Deferred income taxes	1,253	2,067
Amortization of debt discounts and issuance costs	1,429	1,564
Gain on sale and disposal of fixed assets	(1,004)	(729)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(5,120)	39,531
Inventories	(6,361)	(3,834)
Other current assets and other assets	(7,170)	(3,115)
Income taxes	4,753	(6,814)
Accounts payable	(4,134)	12,912
Accrued expenses and other current liabilities	(7,670)	6,914
Accrued compensation related costs	(30,902)	2,339
Other liabilities	(4,579)	8,016
Operating lease liabilities, net of amortization of right-of-use assets	(1,173)	1,559
Net cash provided by operating activities	645	125,238
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(39,253)	(16,854)
Purchase of property, plant, and equipment	(17,201)	(19,352)
Purchase of therapeutic program equipment leased to third parties under operating leases	(1,709)	(3,194)
Proceeds from sale of property, plant, and equipment	1,812	1,578
Purchase of company-owned life insurance investment	—	(250)
Net cash used in investing activities	(56,351)	(38,072)
Cash flows used in financing activities:
Borrowings under revolving credit agreement	—	79,000
Repayment of borrowings under revolving credit agreement	—	(79,000)
Payment of employee taxes on share-based compensation	(4,570)	(6,841)
Repayment of term loan	(3,788)	(3,788)
Payment on Seller Notes	(3,319)	(2,200)
Payments under vendor financing arrangements	(1,375)	(550)
Payments of financing lease obligations	(781)	(521)
Payment of debt issuance costs	—	(214)
Proceeds from the exercise of options	524	39
Net cash used in financing activities	(13,309)	(14,075)
(Decrease) increase in cash and cash equivalents	(69,015)	73,091
Cash and cash equivalents at beginning of period	144,602	74,419
Cash and cash equivalents at end of period	$75,587	$147,510

Table 4
Hanger, Inc.
Segment Information: Revenue, EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

Net Revenue (a)
Patient Care	$244,356	$212,664	$676,825	$598,706
Products & Services	45,471	43,973	131,291	125,104
Net revenue	$289,827	$256,637	$808,116	$723,810

EBITDA (b)
Patient Care	$46,190	$37,024	$114,482	$116,483
Products & Services	6,569	7,754	18,544	20,842
Corporate & Other	(18,932)	(22,900)	(61,079)	(68,049)
EBITDA (Non-GAAP)	$33,827	$21,878	$71,947	$69,276

Adjusted EBITDA (b)
Patient Care	$47,205	$39,209	$116,998	$100,728
Products & Services	6,833	8,157	19,350	21,784
Corporate & Other	(16,841)	(19,505)	(54,632)	(52,860)
Adjusted EBITDA (Non-GAAP)	$37,197	$27,861	$81,716	$69,652

(a) Excludes intersegment revenue.
(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5
Hanger, Inc.
Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings Per Share
(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

Net income - as reported (GAAP)	$21,117	$6,815	$27,946	$22,121

Adjustments:
Modification of equity awards (a)	—	—	—	5,869
Amortization expense	1,407	1,797	3,956	5,071
Third-party professional fees	—	—	—	1,639
Acquisition-related expenses	312	33	642	405
Hanger supply chain implementation costs	96	376	363	806
Severance expenses	(27)	3,015	27	3,015
Proceeds from grants under the CARES Act	—	(43)	(670)	(20,576)
Adjustments prior to tax effect	$1,788	$5,178	$4,318	$(3,771)

Tax effect of specified adjustments (b)	(7,723)	(4,331)	(9,620)	(8,014)
Adjustments after taxes	(5,935)	847	(5,302)	(11,785)

Adjusted net income (Non-GAAP)	$15,182	$7,662	$22,644	$10,336

Basic earnings per share - as reported (GAAP)	$0.55	$0.18	$0.72	$0.58
Effect of above listed specified adjustments	(0.16)	0.02	(0.13)	(0.31)
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.39	$0.20	$0.59	$0.27

Diluted earnings per share - as reported (GAAP)	$0.54	$0.18	$0.71	$0.57
Effect of above listed specified adjustments	(0.15)	0.02	(0.13)	(0.30)
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.39	$0.20	$0.58	$0.27

Shares used to compute basic earnings per share	38,730,468	38,133,598	38,550,307	37,878,753
Shares used to compute diluted earnings per share	39,240,974	38,637,536	39,238,370	38,491,965

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.

(b) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2021 and 2020 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6
Hanger, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

Net income - as reported (GAAP)	$21,117	$6,815	$27,946	$22,121

Adjustments to calculate EBITDA:
Depreciation and amortization	8,159	8,803	24,164	26,513
Interest expense, net	7,313	8,013	21,805	24,918
Non-service defined benefit plan expense	167	158	501	474
Benefit for income taxes	(2,929)	(1,911)	(2,469)	(4,750)
Adjustments - net income to EBITDA	12,710	15,063	44,001	47,155
EBITDA (Non-GAAP)	33,827	21,878	71,947	69,276

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation (a)	2,989	2,602	9,407	15,087
Acquisition-related expenses	312	33	642	405
Hanger supply chain implementation costs	96	376	363	806
Severance expenses	(27)	3,015	27	3,015
Proceeds from grants under the CARES Act	—	(43)	(670)	(20,576)
Further adjustments - EBITDA to Adjusted EBITDA	3,370	5,983	9,769	376
Adjusted EBITDA (Non-GAAP)	$37,197	$27,861	$81,716	$69,652
(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7
Hanger, Inc.
Segment Reconciliation of Income (Loss) From Operations to EBITDA and Adjusted EBITDA
(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Patient Care
Income from operations - as reported (GAAP)	$41,320	$32,238	$100,010	$102,394
Depreciation & amortization	4,870	4,786	14,472	14,089
EBITDA (Non-GAAP)	46,190	37,024	114,482	116,483
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	946	925	2,796	3,181
Hanger supply chain implementation costs	96	263	363	600
Severance expenses	(27)	1,040	27	1,040
Proceeds from grants under the CARES Act	—	(43)	(670)	(20,576)
Further adjustments - EBITDA to Adjusted EBITDA	1,015	2,185	2,516	(15,755)
Adjusted EBITDA (Non-GAAP)	47,205	39,209	116,998	100,728

Products & Services
Income from operations - as reported (GAAP)	4,595	5,121	12,672	12,959
Depreciation & amortization	1,974	2,633	5,872	7,883
EBITDA (Non-GAAP)	6,569	7,754	18,544	20,842
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	264	244	806	690
Hanger supply chain implementation costs	—	113	—	206
Severance expenses	—	46	—	46
Further adjustments - EBITDA to Adjusted EBITDA	264	403	806	942
Adjusted EBITDA (Non-GAAP)	6,833	8,157	19,350	21,784

Corporate & Other
Loss from operations - as reported (GAAP)	(20,247)	(24,284)	(64,899)	(72,590)
Depreciation & amortization	1,315	1,384	3,820	4,541
EBITDA (Non-GAAP)	(18,932)	(22,900)	(61,079)	(68,049)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	—	—	1,639
Equity-based compensation (a)	1,779	1,433	5,805	11,216
Acquisition related expenses	312	33	642	405
Severance expenses	—	1,929	—	1,929
Further adjustments - EBITDA to Adjusted EBITDA	2,091	3,395	6,447	15,189
Adjusted EBITDA (Non-GAAP)	(16,841)	(19,505)	(54,632)	(52,860)
Total Adjusted EBITDA (Non-GAAP)	$37,197	$27,861	$81,716	$69,652
(a) Equity-based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8
Hanger, Inc.
Indebtedness
(Unaudited - in thousands)

	As of September 30,	As of December 31,
	2021	2020
Debt:
Term Loan B	$487,325	$491,113
Seller Notes	18,626	11,510
Deferred payment obligation	4,000	4,000
Finance lease liabilities and other	3,229	3,869
Total debt before unamortized discount and debt issuance costs	513,180	510,492
Unamortized discount and debt issuance costs, net	(6,201)	(7,395)
Total debt	$506,979	$503,097

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller Notes	5,770	4,060
Finance lease liabilities and other	880	975
Total current portion of long-term debt	11,700	10,085
Long-term debt	$495,279	$493,012

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$513,180	$510,492
Cash and cash equivalents	(75,587)	(144,602)
Net indebtedness	$437,593	$365,890

Table 9
Hanger, Inc.
Key Operating Metrics

	As of and For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

Same clinic revenue:
Growth (decline) rate on net revenue	10.7%	(10.3)%	9.1%	(10.7)%
Growth (decline) rate day adjusted (a)	10.7%	(10.3)%	10.2%	(11.2)%

Clinical locations:
Patient care clinics	725	704
Satellite clinics	111	110
Total clinical locations	836	814

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.